UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.                     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to Rule 14a-12

NEUTRAL TANDEM, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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One South Wacker Drive, Suite 200

Chicago, Illinois 60606

April 23, 2009

To our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Neutral Tandem, Inc. (“Neutral Tandem”) to be held on May 28, 2009, at 8:00 a.m. central time in the Michigan II Room at UBS Tower located at One North Wacker Drive, Chicago, Illinois 60606.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. The notice of annual meeting of stockholders, proxy statement and proxy are being mailed to stockholders on or about April 24, 2009.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible by following the instructions on the enclosed proxy card or voting instruction card. Voting by written proxy will ensure your representation at the annual meeting regardless of whether you attend in person.

Thank you for your ongoing support of and continued interest in Neutral Tandem.

Sincerely,

Rian J. Wren

Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of Neutral Tandem, Inc. (“Neutral Tandem” or the “Company”) will be held on May 28, 2009, at 8:00 a.m. central time in the Michigan II Room at UBS Tower located at One North Wacker Drive, Chicago, Illinois 60606:

1.	To elect seven directors to the Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

3.	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof. Our Board of Directors recommends you vote “FOR” the election of directors and “FOR” the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Stockholders of record at the close of business on April 15, 2009 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other record holder, telephone or Internet voting may be available to you only if offered by them. Their procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders. Registration will begin at 7:30 a.m. central time on May 28, 2009. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

This proxy statement and our related 2008 Annual Report on Form 10-K are available for viewing, printing and downloading at the Investor Relations section of Neutral Tandem’s website at www.neutraltandem.com.

By Order of the Board of Directors,

Richard L. Monto, General Counsel and Corporate Secretary

Chicago, Illinois

April 23, 2009

2009 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

QUESTIONS AND ANSWERS

Proxy Materials

Why am I receiving this proxy statement?

Neutral Tandem is soliciting proxies for its 2009 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of Neutral Tandem common stock on April 15, 2009, the record date, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, Neutral Tandem’s Board of Directors (the “Board of Directors” or the “Board”) and Board committees, the compensation of directors and executive officers for 2008 and other required information.

Will I receive a copy of Neutral Tandem’s annual report?

A copy of our 2008 Annual Report on Form 10-K and a letter from Rian Wren, our Chief Executive Officer, are enclosed.

Stockholders may request another free copy of our Annual Report on Form 10-K for the year ended December 31, 2008 from:

Neutral Tandem, Inc.

Attn: Chief Financial Officer

One South Wacker Drive, Suite 200

Chicago, Illinois 60606

(312) 384-8000

Alternatively, stockholders can access our 2008 Annual Report on Form 10-K and other financial information in the Investor Relations section of our website at www.neutraltandem.com. Neutral Tandem will also furnish any exhibit to the 2008 Annual Report on Form 10-K if specifically requested.

Voting Information

What will I be voting on?

•	Election of directors (see page 5).

•	Ratification of the independent registered public accounting firm (see page 7).

How does the Board of Directors recommend that I vote?

Neutral Tandem’s Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of our independent registered public accounting firm for the 2009 year.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voting instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet if such services are offered by your bank, broker or other record holder.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a holder of record, at any time before your proxy is voted, you may change your vote by:

•	revoking it by written notice to the Chief Financial Officer of Neutral Tandem at the address on the cover of this proxy statement;

•	delivering a later-dated proxy; or

•	voting in person at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other record holder for procedures on revoking or changing your proxy.

How many votes do I have?

You will have one vote for every share of Neutral Tandem common stock that you owned on April 15, 2009.

How many shares are entitled to vote?

There were 32,764,560 shares of Neutral Tandem common stock outstanding as of the record date and entitled to vote at the meeting. Each share is entitled to one vote.

How many shares must be present to hold the meeting?

Under Neutral Tandem’s Amended and Restated Bylaws, holders of a majority of the outstanding shares of capital stock entitled to vote must be present, in person or by proxy, to hold the annual meeting.

How many votes are needed for the proposals to pass?

•	The seven nominees for director who receive the highest number of votes at the annual meeting in person or by proxy will be elected.

•	The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the ratification of the appointment of the independent registered public accounting firm.

What if I vote “withhold” or “abstain”?

In the election of directors, you may vote “FOR” all or some of the nominees or you may vote to “WITHHOLD” with respect to one or more of the nominees. A vote to “WITHHOLD” on the election of directors will have no effect on the outcome.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” A vote to “ABSTAIN” on the other items of business will have the same effect of a vote “AGAINST.” If you vote “ABSTAIN,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

Is cumulative voting permitted for the election of directors?

No.

What if I don’t return my proxy card and don’t attend the annual meeting?

If you are a holder of record and you don’t vote your shares, your shares will not be voted.

If you hold your shares in “street name,” and you don’t give your bank, broker or other record holder specific voting instructions, the votes will be “broker non-votes.” “Broker non-votes” will have no effect on the vote for the election of directors or any other items of business because they are not counted or deemed represented for determining whether stockholders have approved the proposal.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

Is my vote confidential?

Yes. Your voting records will not be disclosed to us except:

•	as required by law;

•	to the inspector of election; or

•	if the election is contested.

If you are a holder of record, and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in its quarterly report on Form 10-Q for the quarter ending June 30, 2009.

How may I view a list of Neutral Tandem’s stockholders?

A list of the stockholders of the Company entitled to attend and vote at the 2009 annual meeting will be available for viewing during normal business hours during the ten days preceding the date of the 2009 annual meeting at the Company’s offices located at:

One South Wacker Drive,

Suite 200

Chicago, Illinois 60606

The list will be available for viewing also at the 2009 annual meeting. You must be a stockholder of the Company and present valid identification to view the list.

Stock Ownership Information

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most Neutral Tandem stockholders hold their shares through a bank, broker or other record holder rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Neutral Tandem’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Neutral Tandem. As the stockholder of record, you have the right to grant your voting proxy directly to Neutral Tandem or to a third party, or to vote in person at the meeting. Neutral Tandem has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your bank, broker or other record holder. As the beneficial owner, you have the right to direct your bank, broker or other record holder how to vote and you also are invited to attend the annual meeting. Your bank, broker or other record holder has enclosed or provided voting instructions for you to use in directing the bank, broker or other record holder how to vote your shares.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the bank, broker or other record holder that holds your shares, giving you the right to vote the shares at the meeting.

What if I have questions for Neutral Tandem’s transfer agent?

Please contact Computershare at (800) 662-7232 or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

By Mail:

Computershare Investor Services

P.O. Box 43078

Providence, RI 02940-3078

By Overnight Delivery:

Computershare Investor Services

250 Royall Street

Canton, MA 02021

PROPOSALS TO BE VOTED ON

Proposal No. 1: Election of Directors

There are seven nominees for election to our Board of Directors this year. Mr. Hynes has served on our Board of Directors since our founding in 2001. Messrs. Doll and Barris have served on our Board of Directors since 2003. Mr. Hawk has served on our Board of Directors since 2004. Messrs. Ingeneri and Wren have served on our Board of Directors since 2006. Mr. Evans has served on our Board of Directors since 2008. Information regarding the business experience of each nominee is provided below. Each director is elected annually to serve until the next annual meeting or until his successor is elected and qualified or until his earlier death, resignation or removal. There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the seven persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated to Neutral Tandem that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders, Rian J. Wren and Robert M. Junkroski, will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board or leave the place vacant to be filed at a later time.

Our Board recommends a vote “FOR” the election to the Board of the each of the following nominees.

Vote Required

The seven persons receiving the highest number of “FOR” votes represented by shares of Neutral Tandem common stock present in person or represented by proxy at the annual meeting will be elected.

Rian J. Wren Director since 2006 Age 52	Mr. Wren joined us in February 2006 and has served as our President, Chief Executive Officer and Director since that time. Prior to joining us, Mr. Wren was Senior Vice President and General Manager of Telephony for Comcast Cable from November 1999 to August 2005. Mr. Wren joined Comcast in 1999 and was named CEO of Broadnet, Comcast’s international wireless company located in Brussels, Belgium in 2000. After returning to the United States, he served as the Senior Vice President and General Manager of Telephony for Comcast Cable Division. Prior to joining Comcast, Mr. Wren held several senior management positions at AT&T from 1978 to 1999, including President of the Southwest Region, and worked in the Consumer, Business, Network Services, and Network Systems Manufacturing divisions for more than 20 years. Mr. Wren holds a B.S. degree in Electrical Engineering from the New Jersey Institute of Technology and an M.S. in Management from Stanford University, which he attended as a Sloan Fellow.

James P. Hynes Director since 2001 Age 61	Mr. Hynes co-founded Neutral Tandem in 2001, and served as Chief Executive Officer until February 2006, after which he became Executive Chairman. In December 2006 Mr. Hynes stepped down as Executive Chairman and assumed the title of Chairman of the Board, a position he holds today. Active in the industry for 30 years, Mr. Hynes personally directed the establishment of COLT Telecommunications in Europe as their first CEO in 1992. As Chairman of the Board, he led COLT’s initial public offering in 1996. Mr. Hynes established MetroRED Telecom in South America and Mexico, as well as KVH Telecom in

Tokyo. Concurrent with taking on these operating roles, he was Group Managing Director at Fidelity Capital for 10 years. His career has included senior positions with Chase Manhattan, Continental Corporation, Bache & Co. and New York Telephone. Mr. Hynes is a Vice Chairman of the Board of Trustees of Iona College and is also on the North American Board of the SMURFIT Graduate School of Business, University College Dublin in Ireland.

Dixon R. Doll Director since 2003 Age 66	Dr. Doll has served as a Director of Neutral Tandem since 2003. Dr. Doll is the co-founder and a general partner of DCM, an early stage technology venture capital firm that manages $1.6 billion. DCM is headquartered in Menlo Park, California and also has offices in Beijing, China and Tokyo, Japan. In the mid-1980’s, Dixon Doll co-founded the venture capital industry’s first fund focused exclusively on telecommunications opportunities. At DCM, he has led the firm’s investments in About.com (Acquired by The New York Times Co.), @Motion (Acquired by Openwave), Clearwire (Nasdaq: CLWR), Foundry Networks (Nasdaq: FDRY), Internap (Nasdaq: INAP), Ipivot (Acquired by Intel) and Neutral Tandem (Nasdaq: TNDM) among others. In April 2005, he was elected to the Board of Directors of the National Venture Capital Association (NVCA) in Washington, D.C. Dr. Doll was recently appointed to the Executive Committee and became NVCA Chairman in May 2008. Additionally, he also serves on the Stanford Institute for Economic Policy Research Advisory Board and the Hoover Institution Board of Overseers at Stanford. He is also the Chairman of the San Francisco Asian Art Museum Board. Dr. Doll received his B.S.E.E. degree (cum laude) from Kansas State University as well as M.S. and Ph.D. degrees in Electrical Engineering from the University of Michigan, where he was a National Science Foundation scholar.

Peter J. Barris Director since 2003 Age 57	Mr. Barris has served as a Director since 2003. Mr. Barris is currently the Managing General Partner of New Enterprise Associates (“NEA”) where he specializes in information technology investing. Mr. Barris has been with NEA since 1992, and he serves as either an executive officer or general partner of various NEA entities. From 1988 to 1990, Mr. Barris was President and Chief Operating Officer at LEGENT Corporation. Mr. Barris held various management positions at UCCEL Corporation from 1985 to 1988. Prior to that, Mr. Barris also held various management positions between 1977 and 1985 at the General Electric Company, including Vice President and General Manager at GE Information Services, Inc. Mr. Barris serves or has served as a member of the Boards of Directors of InnerWorkings, Inc., where he also serves as a member of the audit, compensation and nominating and corporate governance committees, Vonage Holdings Corp., where he also serves as a member of the compensation and nominating and corporate governance committees, Protostar, Boingo Wireless and Hillcrest, as well as several other private companies in the NEA portfolio. Mr. Barris is a member of the Board of Trustees of Northwestern University and the Board of Overseers of Tuck School at Dartmouth College.

Robert C. Hawk Director since 2004 Age 69	Mr. Hawk has served as a Director since January 2004. Mr. Hawk has served as President of Hawk Communications since 1996 and is a Venture Partner of DCM. Prior to this, Mr. Hawk served as President and Chief Executive Officer of US West Multimedia Communications, Inc. From 1986 until 1995, Mr. Hawk was President of the Carrier Division of US West Communications, Inc. Prior to holding that position, Mr. Hawk was Vice President, Marketing and Strategic Planning for CXC Corporation, and Director of Advanced Systems Development

for American Bell. From 1997 to 2002, Mr. Hawk served as a Special Limited Partner of Crosspoint Venture Partners. During that time he served on the boards of directors or advisory boards of fifteen companies that went public. Mr. Hawk previously served as a Director of Covad Communications and Centillium Communications and is currently a director of several private high technology companies.

Lawrence M. Ingeneri Director since 2006 Age 50	Mr. Ingeneri has served as a Director since October 2006. Mr. Ingeneri is currently the Chief Financial Officer and a member of the Board of Directors of mindSHIFT Technologies, Inc., an IT managed services provider which he joined in October 2003. Prior to that time, Mr. Ingeneri was employed by COLT Telecom Group plc, or COLT, a European telecommunications services company from July 1996 to December 2002. Mr. Ingeneri was the Chief Financial Officer of COLT from July 1996 to June 2002 and a member of the Board of Directors of COLT from June 2001 to June 2002.

G. Edward Evans Director Since 2008 Age 48	Mr. Evans has served as a Director since November 2008. Mr. Evans is currently the Chairman of the Board and Chief Executive Officer of Stelera Wireless, a leader in deploying broadband services to rural markets throughout the United States. Previously, Mr. Evans served as the Chairman of the Board and Chief Executive Officer of Syniverse Holdings, Inc. Mr. Evans was elected Syniverse’s Chairman in February 2005 after having served as a director since February 2002. Mr. Evans served as the Chief Executive Officer of Syniverse from February 2002 until January 2006, at which time he stepped down from the position. Mr. Evans remained Chairman of the Board until January 2007. From January 1997 to January 2002, Mr. Evans held various executive positions with Dobson Communications Corporation, first as President of its cellular subsidiaries and then as President and Chief Operating Officer of the organization. Today, Mr. Evans serves on the boards of Solix, CTIA—The Wireless Association, Carolina West Wireless, and the Network Reliability and Interoperability Commission, an advisory committee to the FCC.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit Neutral Tandem’s consolidated financial statements and internal control over financial reporting for the year ending December 31, 2009. During 2008, Deloitte & Touche LLP served as Neutral Tandem’s independent registered public accounting firm and also provided certain tax and other audit related services. See “Principal Accountant Fees and Services” on page 39. Representatives of Deloitte & Touche LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Neutral Tandem’s independent registered public accounting firm for year 2009. If the appointment is not ratified, our Audit Committee will consider whether it should select another independent registered public accounting firm.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as Neutral Tandem’s independent registered public accounting firm for year 2009 requires the affirmative vote of a majority of the shares of Neutral Tandem common stock present in person or represented by proxy at the annual meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of seven members. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office. The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

The Board has determined that each of the directors, with the exception of Mr. Wren and Mr. Hynes, qualifies as “independent” as independence is defined by Rule 4200(a)(15) of The Nasdaq Stock Market LLC (“Nasdaq”) marketplace rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the Nasdaq marketplace rules.

Our Board of Directors met four times in 2008. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2008, all of the directors attended 75% or more of the meetings of the Board and the committees on which they served. All of our directors then serving on our Board attended our 2008 annual meeting of stockholders. Directors are encouraged to attend the annual meeting of stockholders.

Communication with the Board of Directors

Stockholders may communicate with the Board by directing communications to the Corporate Secretary and should prominently indicate on the outside of the envelope that the communication is intended for the Board or for individual directors. In accordance with instructions from the Board, the Chief Financial Officer will review all communications, will organize the communications for review by the Board and will promptly forward communications (other than communications unrelated to the operation of the Company, such as advertisements, mass mailings, solicitations and job inquiries) to the Board or individual directors.

In addition, the Audit Committee of our Board has established a procedure for parties to submit concerns regarding what they believe to be questionable accounting, internal accounting controls, and auditing matters. Concerns may be reported through our Compliance Hotline at 1-(888) 291-6431, or through a confidential web form, available at http://ir.neutraltandem.com/contactBoard.cfm. Concerns may be submitted anonymously and confidentially.

Board Committees

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee consists of three persons. All of the members of our Nominating and Corporate Governance Committee are “independent” as independence is defined by Rule 4200(a)(15) of the Nasdaq marketplace rules. All members of the Audit Committee and Compensation Committee are “independent” as defined by the rules of the Securities and Exchange Commission (“SEC”).

Audit Committee. The Audit Committee is comprised of Messrs. Ingeneri (Chairman), Hawk and Evans, who are each considered “independent” under the heightened independence standard required for audit committee members under the Nasdaq marketplace rules and the rules of the SEC. The Audit Committee oversees our accounting, financial reporting and control processes and the audits of our financial statements, including: the preparation, presentation and integrity of our financial statements; our compliance with legal and regulatory requirements; our independent auditor’s qualifications and independence; and the performance of our independent auditor. Our Audit Committee, among other things, has sole responsibility to retain and terminate our independent auditor, pre-approves all audit and non-audit services performed by our independent auditor and the fees and terms of each engagement and reviews our quarterly and annual audited financial statements and related public disclosures, earnings press releases and other financial information provided to analysts or rating agencies.

Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board of Directors has determined that Lawrence M. Ingeneri meets the requirements for an “audit committee financial expert” as defined by the rules of the SEC.

The charter of the Audit Committee is available in the Investor Relations section of our website at www.neutraltandem.com.

Compensation Committee. The Compensation Committee is comprised of Messrs. Doll (Chairman), Barris and Evans. The Compensation Committee oversees the administration of our benefit plans, reviews and administers all compensation arrangements for executive officers and directors and establishes and reviews general policies relating to the compensation and benefits of our officers, employees and directors. Our executive officers make recommendations regarding executive compensation to the Compensation Committee. However, only the Compensation Committee makes decisions on executive compensation. Our human resources department supports the Compensation Committee in the administration of the benefit plans and compensation arrangements.

The charter of the Compensation Committee allows the Compensation Committee to delegate authority to subcommittees and engage compensation consultants as it deems appropriate. The Compensation Committee does not delegate any of its functions to others in setting compensation. In 2005, the Compensation Committee retained an independent compensation consultant, Human Capital Solutions, to evaluate certain aspects of our compensation practices and to assist in developing and implementing our executive compensation program. We based our executive compensation decisions for 2007 and 2008 in part on Human Capital Solutions’ recommendations and guidelines. In 2009, the Compensation Committee retained an independent compensation consultant, Towers Perrin, to evaluate our compensation practices and to assist in developing and implementing our executive compensation program for 2009. See “Compensation Discussion and Analysis—Overview of Compensation Methodology” below.

The charter of the Compensation Committee is available in the Investor Relations section of our website at www.neutraltandem.com.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of Messrs. Hawk (Chairman), Barris and Ingeneri. The Nominating and Corporate Governance Committee’s responsibilities include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters.

The policy of the Nominating and Corporate Governance Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Other Matters—Stockholder Proposals and Director Nominations.” The Nominating and Corporate Governance Committee will consider all nominees for election as directors of Neutral Tandem, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. In evaluating candidates, the Nominating and Corporate Governance Committee considers the person’s judgment, skills, experience, age, independence, understanding of Neutral Tandem’s business or other related industries as well as the needs of the Board, and will review all candidates in the same manner, regardless of the source of the recommendation. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the Board.

Neutral Tandem has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

The charter of the Nominating and Corporate Governance Committee is available in the Investor Relations section of our website at www.neutraltandem.com.

The following table shows the current membership of each committee and the number of meetings held by each committee in 2008:

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Rian J. Wren
James P. Hynes
Dixon R. Doll		Chairman
Peter Barris		Member	Member
Robert C. Hawk	Member		Chairman
Lawrence M. Ingeneri	Chairman		Member
G. Edward Evans	Member	Member
Number of Meetings in 2008	8	5	3

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Code of Ethics

We have adopted a code of ethics for senior financial employees that applies to our chief executive officer, chief financial officer, principal accounting officer and other employees. The code of ethics is available in the Investor Relations section of our website at www.neutraltandem.com and is available in print to any stockholder who requests it. If we waive any material provision of our code of ethics or substantively change the code, we will disclose that fact on our website within four business days of the waiver or substantive change.

COMMON STOCK OWNERSHIP

Beneficial Ownership Table

The following table provides information concerning beneficial ownership of our common stock as of April 15, 2009, by:

•	each of our directors;

•	each of our named executive officers;

•	each person known by us to beneficially own 5% or more of our outstanding common stock; and

•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 32,764,560 shares of common stock outstanding as of April 15, 2009. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 15, 2009 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Except as otherwise set forth below, the street address of each beneficial owner is c/o Neutral Tandem, Inc., One South Wacker Drive, Suite 200, Chicago, Illinois 60606.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage
Holders of more than 5% of our voting securities
J.P. Morgan Chase & Co.(1)	2,026,800	6.2%
270 Park Ave.
New York, NY 10017

Directors and named executive officers
Dixon R. Doll(2)	854,026	2.6%
Peter J. Barris(3)	67,436	*
G. Edward Evans	—	—
Robert C. Hawk(4)	138,859	*
James P. Hynes(5)	1,086,416	3.3%
Lawrence M. Ingeneri(6)	47,196	*	%
Rian J. Wren(7)	369,369	1.1%
Robert M. Junkroski(8)	258,853	*	%
David Lopez(9)	43,333	*	%
Surendra Saboo(10)	145,596	*	%
Richard L. Monto(11)	42,646	*	%
All directors and executive officers as a group (11 persons)	3,053,730	9.3%

*	Under 1.0%
(1)

According to a Schedule 13G/A filed with the SEC on January 22, 2009 by JPMorgan Chase & Co. (“JPMorgan”), for itself and on behalf of its wholly-owned subsidiaries, JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., JPMorgan Trust Company of Delaware and JPMorgan Investment Advisors Inc., as of December 31, 2008, JPMorgan is the beneficial owner of 2,026,800 shares, as to which it has sole voting power for 1,804,357 shares and sole dispositive power for

2,025,715 shares. JPMorgan also reports that it has shared voting power of 3,926 shares and shared dispositive power of 1,085 shares. JPMorgan’s address is 270 Park Avenue, New York, NY 10017.
(2)	Consists of (a) 76,556 shares of common stock held by The Dixon and Carol Doll Family Trust, (b) 655,536 shares of common stock held by DCM III, L.P. (“DCM III”), (c) 17,369 shares of common stock held by DCM III-A, L.P. (“DCM III-A”), (d) 32,028 shares of common stock held by DCM Affiliates Fund III, L.P. (“DCM Affiliates Fund”), (e) 70,000 shares of common stock held by Dr. Doll and (f) 2,537 shares of common stock held by The Birchwood Family Limited Partnership. 37,915 shares of common stock have been pledged by Dr. Doll to Goldman Sachs & Co. 112,359 shares of common stock have been pledged by The Dixon and Carol Doll Family Trust to Goldman Sachs & Co. Dr. Doll is a DCM managing member. DCM Investment Management LLC is the general partner of DCM III, DCM III-A and DCM Affiliates Fund (collectively, the “DCM Funds”) and may be deemed to have sole power to vote and sole power to dispose of the shares held by the DCM Funds, and therefore, Dr. Doll, as a DCM managing member, may be deemed to have shared power to vote and shared power to dispose of the shares held by the DCM Funds. Dr. Doll disclaims beneficial ownership of the shares held by the DCM Funds, except to the extent of his pecuniary interest therein, if any. Dr. Doll’s address is c/o Doll Capital Management, 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(3)	Consists of (a) 18,462 shares of common stock held by NEA Partners 10, Limited Partnership (“NEA Partners 10”), (b) 2,307 shares of common stock held by PJ Barris LLC and (c) 46,667 shares subject to options that are exercisable within 60 days of April 15, 2009 held by Mr. Barris. Mr. Barris is a general partner of NEA Partners 10 and shares voting and investment control over the securities held by NEA Partners 10 and therefore may be deemed to share beneficial ownership of the shares held by NEA Partners 10. Mr. Barris disclaims beneficial ownership of the shares held by NEA Partners 10, except to the extent of his pecuniary interest therein, if any. Mr. Barris’ address is c/o New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202.
(4)	Consists of (a) 91,192 shares of common owned by Mr. Hawk, (b) 1,000 shares owned by Michael Hawk, his brother and (c) 46,667 shares subject to options that are exercisable within 60 days of April 15, 2009. Mr. Hawk disclaims beneficial ownership with respect to such shares held by his named children except to the extent of his proportionate pecuniary interest therein, if any.
(5)	Consists of (a) 1,039,749 shares of common owned by Mr. Hynes and (b) 46,667 shares subject to options that are exercisable within 60 days of April 15, 2009.
(6)	Consists of (a) 529 shares of common stock owned by Mr. Ingeneri and (b) 46,667 shares subject to options that are exercisable within 60 days of April 15, 2009.
(7)	Consists of 369,369 shares subject to options that are exercisable within 60 days of April 15, 2009.
(8)	Consists of (a) 183,853 shares of common owned by Mr. Junkroski and (b) 75,000 shares subject to options that are exercisable within 60 days of April 15, 2009.
(9)	Consists of (a) 21,250 shares of common stock owned by Mr. Lopez and (b) 22,083 shares subject to options that are exercisable within 60 days of April 15, 2009.
(10)	Consists of 145,596 shares subject to options that are exercisable within 60 days of April 15, 2009.
(11)	Consists of 42,646 shares subject to options that are exercisable within 60 days of April 15, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, requires our directors, executive officers and holders of more than 10% of Neutral Tandem common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. These persons and entities are also required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on representations and information provided to us by the persons required to make such filings, we believe that the following person did not comply with all applicable Section 16(a) filing requirements: David Lopez did not file a Form 4 with respect to a transaction that occurred on December 11, 2008 within the applicable period required by Section 16(a) of the Exchange Act. The transaction was reported on December 30, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The material principles underlying our executive compensation policies and decisions are intended to:

•	implement compensation packages that are competitive with comparable organizations and allow us to attract and retain the best possible executive talent;

•	relate annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives;

•	appropriately balance the mix of cash and non-cash short and long-term compensation;

•	encourage integrity in business dealings through the discretionary portion of our compensation package; and

•	align executives’ incentives with long-term stockholder value creation.

To implement these principles, the Compensation Committee, which is responsible for approving and administering the compensation program for executive officers and certain senior employees, including our named executive officers, expects to maintain compensation plans that tie a substantial portion of executives’ overall compensation to key strategic goals such as the development of our network, the establishment and maintenance of key strategic relationships and the growth of our customer base as well as our financial and operational performance, as measured by metrics such as revenue, customer growth, churn and markets launched. As our executives assume greater responsibility, a larger portion of their total compensation is expected to be “at risk” and thus subject to corporate and individual performance.

Overview of Compensation Methodology

To assist the Compensation Committee in discharging its responsibilities, in 2005, the Compensation Committee retained a compensation consultant, Human Capital Solution, to evaluate certain aspects of our compensation practices and to assist in developing and implementing our executive compensation program. Human Capital Solution also provides outsourced human resources management services to us. Human Capital Solution developed a competitive peer group—which included the following private and public companies, such as Level 3, Arbinet-thexchange, Inc., NeuStar, Inc., KMC Telecom, Inc., New Global Telecom, Inc. and VeriSign Inc.—and performed analyses of competitive compensation levels focusing on base salary and bonus for the peer group (“2005 Study”). Our management developed recommendations using the 2005 Study that were reviewed and approved by the Compensation Committee in connection with developing and approving the salary and bonus compensation awards for 2006, 2007 and 2008. The 2005 Study was used to set compensation and bonuses for senior management for those years, but has not been directly relied upon since that time in making compensation decisions, except to the extent that the compensation levels established during 2005 still comprise a substantial portion of our named executive officers’ salary and bonus compensation levels. The 2005 Study did not address the terms and conditions of the employment agreements, and therefore the 2005 Study was not relied upon in establishing the terms and conditions for our executive employment agreements. Rather, the Compensation Committee of our Board of Directors, relying on its collective experience as directors for similar sized companies, together with our outside law firm, established the terms and conditions of our employment agreements. No member of our management, including our named executive officers, provides recommendations to the Compensation Committee with respect to his own compensation. In 2009, the Compensation Committee retained a compensation consultant, Towers Perrin, to evaluate and update certain aspects of our compensation practices and to assist in developing and implementing our executive compensation program for 2009. Towers Perrin’s review is anticipated to be completed in the second quarter of 2009.

Other than our retention of Human Capital Solution in 2005 and Towers Perrin in 2009, we have not retained any other compensation consultant to review our policies and procedures relating to executive compensation. Human Capital Solution continues to provide outsourced human resources management services to us but has not performed any additional compensation studies for us since 2005. Our Compensation Committee may request similar studies periodically in the future if it feels it is necessary. In 2008, our Compensation Committee also informally considered competitive market practices by reviewing compensation survey data that we purchased from Radford, a third party compensation consultant, relating to compensation of executive officers at other comparable telecommunications or technology companies. Our Compensation Committee also informally reviews competitive market practices from time to time by speaking to recruitment agencies and reviewing publicly available information relating to compensation of executive officers at other comparable telecommunications or technology companies.

Our Compensation Committee reviews and approves all of our compensation policies.

Elements of Compensation

The principal elements of our compensation package are as follows:

•	base salary;

•	annual cash incentive bonuses;

•	long-term incentive plan awards;

•	severance benefits;

•	change in control benefits;

•	perquisites and other compensation; and

•	retirement benefits.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. When establishing base salaries, the Compensation Committee and management considered a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at their prior employment and the number of well qualified candidates available to assume the individual’s role. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies.

Base salaries of our named executive officers are reviewed at a minimum annually by our Compensation Committee during our performance review, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Annual Cash Incentive Bonus

We have an annual cash incentive bonus plan for nearly all employees, including our named executive officers. The annual cash incentive bonuses are intended to compensate for the achievement of both our annual financial goals and individual annual performance objectives, outlined below. Amounts payable under the annual cash incentive bonus plan are calculated as a percentage of the applicable officer’s base salary, with higher ranked executive officers being compensated at a higher percentage of base salary. The corporate targets and the individual objectives are given roughly equal weight in the bonus analysis. The corporate targets are the financial metrics contained in the internal business plan adopted by our Board of Directors, including revenue, EBITDA and net income. For 2006, our corporate targets were revenues of $56.9 million, EBITDA of $13.8 million and net income of $6.3 million. For 2007, our corporate targets were revenues of $74.4 million and EBITDA of $18.6 million. For 2008, our corporate targets were revenues of $113.0 million and EBITDA of $39.5 million. Since the components of the corporate targets for 2009 contain highly sensitive data such as targeted revenue growth and operating income, we do not disclose specific future measures and targets because we believe that such disclosure would result in serious competitive harm and be detrimental to our operating performance. Achievement of the annual internal business plan financial metrics adopted by our Board of Directors will result in full credit being given for the corporate targets portion of the annual cash incentive bonus.

In addition, if the annual internal business plan financial metrics are exceeded by pre-determined targeted percentage (5% for revenue and 10% for EBITDA), or “stretch goal,” the annual cash incentive bonus for our named executive officers may be increased above the target bonus. For example, while the 2009 target bonus for our named executive officers is set at 40% (except that Mr. Monto’s is 35%) of their annual base salary, for 2009 our Compensation Committee has established a “stretch goal” with specific criteria tied to exceeding the annual internal business plan which could result in an additional cash incentive bonus, as determined by the Compensation Committee, awarded for meeting such “stretch goals.” Individual objectives are necessarily tied to the particular area of expertise of the employee and their performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. Other than for Mr. Lopez, who is compensated based on our financial goals and other individual performance objectives, the individual objectives for our named executive officers in 2008 generally included the following primary qualitative and quantitative criteria:

•

Mr. Wren, Chief Executive Officer: qualitative criteria such as recruitment, retention and development of senior management, the strategic positioning of our products and services, management of various regulatory matters and the performance of capital raising activities and quantitative criteria such as performance against internal business plan financial metrics. For 2008, Mr. Wren’s quantitative objectives were the same as our corporate targets for that year and due to our success against those targets, he met that criteria.

•

Mr. Junkroski, Chief Financial Officer: qualitative criteria such as management of our financial and administrative affairs, management of human resources and the performance of capital raising activities and quantitative criteria such as control of costs relative to budget forecasts and accuracy of model forecasting. For 2008, Mr. Junkroski met his quantitative control of costs relative to budgeted forecasts as a result of our actual expenses being lower than forecasted and substantially met his quantitative accuracy of model forecasting criteria as a result of his forecasting of our actual performance for that year.

•

Dr. Saboo, Chief Operating Officer: qualitative criteria such as management of our services delivery, the recruitment and development of employees, the strategic positioning of our products and development of our regulatory position in various matters and quantitative criteria such as control of costs relative to budgeted forecasts. For 2008, Dr. Saboo met his quantitative control of costs relative to budgeted forecasts as a result of our actual expenses being lower than forecasted.

•

Mr. Monto, General Counsel and Corporate Secretary: qualitative criteria such as management of our legal affairs and external affairs and quantitative criteria such as legal cost relative to budgeted forecasts. For 2008, Mr. Monto met his quantitative criteria of operating legal affairs relative to budgeted forecasts for the department.

Measurement of the above criteria is both quantitative and qualitative. For example, actual performance is compared relative to internal business plan financial metrics to determine if a quantitative criteria is met, whereas, qualitative factors are based upon a review of the prior year’s events and the change, if any, in the relative criteria. Successful attainment of both qualitative and quantitative individual objectives combined with successful achievement of the annual internal business plan financial metrics adopted by our Board of Directors will result in payment of the full annual cash incentive bonus, plus an additional bonus amount awarded at the discretion of the Compensation Committee if the “stretch goal” criteria are met in whole or in part.

The corporate and individual targets under our annual cash incentive bonus program are intended to be challenging yet achievable for the participants, but only if there was a high level of performance by our executive officers and if we have what we consider to be a successful year. The targets are meant to require substantial efforts by executive officers and their teams toward achieving our strategic goals and cost cutting measures, but at the same time they were intended to be within reach if such significant efforts were made. In addition, achievement of “stretch goal” criteria will be substantially more challenging and therefore less likely to be achieved.

Due to both the quantitative and qualitative nature of named executive officer’s individual objectives, the Compensation Committee exercises discretion in determining whether an objective has been achieved and, if achieved, the amount of the annual cash incentive bonus to be awarded to the named executive officer. For example, during 2006 Mr. Junkroski received his maximum target bonus of 40% of base salary and option award for 50,000 shares of common stock notwithstanding that certain of his individual quantitative objectives discussed above were only substantially met after the Compensation Committee balanced these quantitative results against Mr. Junkroski exceeding his qualitative objectives for 2006. In exercising this discretion the Compensation Committee awarded Mr. Junkroski his maximum target bonus of 40% of base salary. Further, in 2007, the Compensation Committee determined that our named executive officers exceeded their respective stretch goal quantitative and qualitative objectives and exercised the Compensation Committee’s discretion to award cash bonus amounts and option awards in excess of the targeted amounts. As a result, Mr. Wren received a bonus that was 75% of his base salary, Dr. Saboo received a bonus that was 73% of his base salary, and Mr. Junkroski received a bonus that was 71% of base salary. Further, in 2008, the Compensation Committee determined that our named executive officers exceeded their respective stretch goal quantitative and qualitative objectives and exercised the Compensation Committee’s discretion to award cash bonus amounts in excess of the targeted amounts as well as option awards. As a result, Messrs. Wren and Monto and Dr. Saboo each received bonuses that were 77% of their respective base salaries, while Mr. Junkroski received a bonus that was 71% of his base salary.

Set forth below are the bonus awards for 2007 and 2008 and the expected target bonus awards for 2009 (each as a percentage of annual base salary) for the named executive officers:

	2007 Bonus as a % of Annual Base Salary		2008 Bonus as a % of Annual Base Salary		2009 Target Bonus as a % of Annual Base Salary
Category	Target	Actual	Target	Actual	Target
Rian J. Wren	40%	75%	40%	77%	40%
Robert M. Junkroski	40%	71%	40%	71%	40%
Surendra Saboo	40%	73%	40%	77%	40%
Richard L. Monto(1)	—	—	35%	77%	35%

(1)	Mr. Monto became the General Counsel of the Company effective February 5, 2008.

David Lopez, our Senior Vice President—Sales, is compensated quarterly based upon achievement of certain of our financial goals and individual performance objectives.

The annual cash incentive bonus for the named executive officers, other than Mr. Lopez, is normally paid in a single installment in either the last month of that annual period or the first quarter following that year. Further, unlike our other named executive officers, Mr. Lopez, who manages our sales force, receives his bonus compensation quarterly, which is consistent with the compensation structure of all the members of the sales organization he manages.

Long-Term Incentive Plan Awards

We believe that our long-term performance is fostered by a compensation methodology which compensates executive officers through the use of stock-based awards, such as stock options, restricted stock awards, and other rights to receive compensation based on the value of our stock. Therefore, our executive officers have a continuing stake in our long-term success. We believe that the annual aggregate value of these awards should be set near competitive median levels for comparable companies. However, due to the early stage of our business, we expect to provide a greater portion of total compensation to our executives through our stock compensation than through cash based compensation.

2003 Stock Incentive Plan

On November 24, 2003, before we were a public company, we adopted the 2003 Stock Incentive Plan to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders. Until we became a public company, our 2003 Stock Incentive Plan was the principal method for our executive officers to acquire equity interests in us.

The Compensation Committee administers the 2003 Stock Incentive Plan and determines the type and amount of awards to be granted to eligible employees, directors and consultants based upon the principles underlying our executive compensation program. See “—Overview of Compensation Methodology” above. Awards under our 2003 Stock Incentive Plan were made throughout the relevant year and were generally tied to Compensation Committee meetings. Prior to completing our initial public offering, we adopted our 2007 Long-Term Equity Incentive Plan discussed below and ceased awarding equity grants under the 2003 Stock Incentive Plan. As of April 15, 2009, there were 1,619,769 shares reserved for issuance under the 2003 Stock Incentive Plan in respect of awards made prior to our initial public offering.

Stock Options. Stock option grants are typically made at the commencement of employment and generally thereafter by the Compensation Committee upon achievement of key strategic goals and on the anniversary of previous grants. Periodic stock option grants are made at the discretion of the Compensation Committee. In making these discretionary awards, the Compensation Committee considers the same corporate and individual targets considered in determining our named executive officers’ annual cash incentive bonus, as described “—Annual Cash Incentive Bonus” above. The Compensation Committee determines the exercise price of options awards granted under our 2003 Stock Incentive Plan, but with respect to incentive stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The Compensation Committee determines the term of all options. Generally, option awards under the 2003 Stock Incentive Plan vest 25% per year. Upon termination of a participant’s service with us or with a subsidiary of ours, he or she may exercise his or her vested options for the period of 90 days from the termination of employment; provided, if termination is due to death or disability, the option will remain exercisable for 12 months after such termination. However, an option may never be exercised later than the expiration of its term. The terms of option awards under the 2003 Stock Incentive Plan are generally 10 years.

Restricted Stock. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the Compensation Committee. Holders of restricted stock have all the rights of a stockholder of ours. Until adoption of the 2003 Stock Incentive Plan, it was more common for us to award shares of restricted stock than options. Since adoption of that plan, however, our compensation practice generally has been to award options rather than shares of restricted stock. The change was largely based upon the increased appreciation in the stock value and the requirement of the employees to pay significant sums to purchase the restricted stock at the fair market value at the time of the grant and putting significant capital at risk as opposed to the employee not taking any capital risk and only incurring a cash cost after the vesting period of the stock options and at the time of exercise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Unless otherwise determined by the Compensation Committee, the 2003 Stock Incentive Plan does not allow for the sale or transfer of awards under the plan other than by will or the laws of descent and distribution, and may be exercised only during the lifetime of the participant and only by such participant. We do not have a policy to recover awards if relevant performance measures upon which they were based are restated or otherwise adjusted in a manner that would reduce the size of a payment.

2007 Long-Term Equity Incentive Plan

Prior to the completion of our initial public offering, we adopted the Neutral Tandem, Inc. 2007 Long-Term Equity Incentive Plan. The 2007 Long-Term Equity Incentive plan provides for grants of stock options, restricted stock, restricted stock units, deferred stock units and other equity-based awards. Our directors, officers and other employees, as well as others performing services for us, are eligible for grants under the plan. Our Compensation Committee approves all awards under the plan. For the reasons discussed above under “—Elements of Compensation—Long-Term Incentive Plan Awards—Restricted Stock,” in the near term we anticipate the primary awards under the 2007 Long-Term Equity Incentive Plan will be stock options. However, decisions regarding the amount and type of equity incentive compensation and relative weighting of these awards among total executive compensation will also be based on our understanding of market practices of similarly situated companies and negotiations with our executives in connection with their initial or continued employment by us. Other factors, including the amount and percentage of our total equity on a diluted basis held by our executive officers, will also be considered.

The purpose of the 2007 Long-Term Equity Incentive Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success. We believe that the 2007 Long-Term Equity Incentive Plan, which we believe is competitive with comparable organizations, will assist us in attracting and retaining the best possible executive talent. We believe that stock options as well as restricted stock awards granted pursuant to the 2007 Long-Term Equity Incentive Plan will align our executives’ incentives with that of our shareholders and assist in the creation of long-term shareholder value. Because our Compensation Committee has the ability to determine certain vesting criteria and, with respect to options, the exercise price, our Compensation Committee may use such equity-based awards to create an appropriate balance of the short and long-term non-cash compensation. In addition, because our Compensation Committee has discretion over the granting of awards under the 2007 Long-Term Equity Incentive Plan, we believe the 2007 Long-Term Equity Incentive Plan provides the Compensation Committee with the ability to encourage integrity in our business dealings.

The following is a summary of the material terms of the 2007 Long-Term Equity Incentive Plan, but does not include all of the provisions of the plan. For further information about the plan, we refer you to the complete copy of the 2007 Long-Term Equity Incentive Plan, which we filed as an exhibit to the registration statement of our prospectus dated November 1, 2007.

Administration. The Compensation Committee administers the 2007 Long-Term Equity Incentive Plan. Our Board of Directors also has the authority to administer the plan and to take all actions that the Compensation Committee is otherwise authorized to take under the plan.

Available Shares. As of April 15, 2009 there were awards for 1,527,000 shares issued under the 2007 Long Term Equity Incentive Plan, and 1,993,761 shares, representing approximately 6.1% of our outstanding common stock available for issuance under the 2007 Long Term Equity Incentive Plan. The number of shares available for issuance under the 2007 Long-Term Equity Incentive Plan is subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, authorized and unissued or held as treasury shares.

Eligibility. Our directors, officers and employees, as well as other individuals performing services for us, are eligible to receive grants under the 2007 Long-Term Equity Incentive Plan. However, only employees may receive grants of incentive stock options. In each case, the Compensation Committee will select the actual grantees.

Stock Options. Under the 2007 Long-Term Equity Incentive Plan, the Compensation Committee or the Board of Directors may award grants of incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code, and other, non-qualified stock options. The Compensation Committee may not, however, award to any one person in any calendar year options to purchase common stock equal to more than 25.0% of the total number of shares authorized under the plan and, if required by the Internal Revenue Code, it may not award incentive options first exercisable in any calendar year whose underlying shares have a fair market value greater than $100,000, determined at the time of grant.

The exercise price of an option granted under the plan may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of our voting power may not be less than 110% of such fair market value on such date.

Unless the Compensation Committee determines otherwise, the exercise price of any option may be paid in any of the following ways:

•	in cash;

•	by delivery of shares of common stock with a fair market value equal to the exercise price; and/or

•	by simultaneous sale through a broker of shares of common stock acquired upon exercise.

If a participant elects to deliver shares of common stock in payment of any part of an option’s exercise price, the Compensation Committee may in its discretion grant the participant a “reload option.” The reload option entitles its holder to purchase a number of shares of common stock equal to the number so delivered. The reload option may also include, if the Compensation Committee chooses, the right to purchase a number of shares of common stock equal to the number delivered or withheld in satisfaction of any of our withholding requirements in connection with the exercise of the original option. The terms of each reload option will be the same as those of the original exercised option, except that the grant date will be the date of exercise of the original option, and the exercise price will be the fair market value of the common stock on the date of exercise.

The Compensation Committee will determine the term of each option in its discretion. However, the terms of option awards under the 2007 Long-Term Equity Incentive Plan are generally 10 years and no term may exceed ten years from the date of grant or, in the case of an incentive option granted to a person who owns stock constituting more than 10% of the voting power of us, five years from the date of grant. In addition, all options under the 2007 Long-Term Equity Incentive Plan, whether or not then exercisable, generally cease vesting when a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, us or our subsidiaries.

For example, options generally expire 90 days after the date of cessation of service, so long as the grantee does not compete with us during the 90-day period. In the case of a participant’s retirement, all options that are exercisable shall remain so for up to 90 days after the date of retirement, and all options that were not exercisable will terminate upon the date of retirement. However, in the case of a participant’s death or disability, all options that are exercisable shall remain so for up to 180 days after the date of death or disability, and all options that were not exercisable will terminate upon the date of death or disability. In each of the foregoing circumstances, the Board of Directors or the Compensation Committee may elect to accelerate the vesting of unvested options and further extend the applicable exercise period in its discretion. Upon termination for cause, all options will terminate immediately. If we undergo a change in control and a grantee is terminated from service (other than for cause) within one year thereafter, all options will become fully vested and exercisable and remain so for up to one year after the date of termination. In addition, the Compensation Committee has the authority to grant options that will become fully vested and exercisable automatically upon a change in control of us, whether or not the grantee is subsequently terminated. In 2008, consistent with our policy of providing compensation incentives to our employees for their performance, we granted option awards to our named executive officers. On

April 22, 2008 we granted these option awards in the amounts set forth in the table below. Each of these awards has an exercise price of $17.90 per share, which represents the closing price of our common stock on The NASDAQ Global Market on the date of grant.

Number of Securities Underlying Options (#)
Rian J. Wren	300,000
Robert M. Junkroski	150,000
Surendra Saboo	200,000
Richard L. Monto	115,000
David Lopez	65,000

One quarter of these options vest on April 22, 2009 (the first anniversary date of grant) with the remaining three quarters of the options vesting on a monthly basis over the subsequent 36 months (except for Mr. Lopez’s options, which will vest on an annual basis over the subsequent three years). None of our non-employee directors were granted option awards on April 22, 2008.

Restricted Stock. Under the 2007 Long-Term Equity Incentive Plan, the Compensation Committee may award restricted stock subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. If a participant ceases to be a director, officer or employee of, or to otherwise perform services for, us or our subsidiaries during any period of restriction, all shares of restricted stock on which the restrictions have not lapsed shall be immediately forfeited to us. If, however, the cessation occurs due to death, disability or retirement, the Compensation Committee may elect to provide that all restrictions on shares of restricted stock granted to such participant shall lapse. If we undergo a change in control and a participant is terminated (other than for cause) from being a director, officer or employee of, or otherwise performing services for, us or our subsidiaries within one year after such change in control, all restrictions on shares of restricted stock granted to such participant shall lapse. In addition, the Compensation Committee has the authority to award shares of restricted stock with respect to which all restrictions shall lapse automatically upon a change in control of us, whether or not the participant is subsequently terminated.

Restricted Stock Units; Deferred Stock Units. Under the 2007 Long-Term Equity Incentive Plan, the Compensation Committee may award restricted stock units subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. Each restricted stock unit is equivalent in value to one share of common stock and entitles the grantee to receive one share of common stock for each restricted stock unit at the end of the vesting period applicable to such restricted stock unit. If a participant ceases to be a director, officer or employee of, or to otherwise perform services for, us or our affiliates during any period of restriction, all restricted stock units on which the restrictions have not lapsed shall be immediately forfeited to us. If, however, the cessation occurs due to death, disability or retirement, the Compensation Committee may elect to provide that all restrictions on restricted stock units granted to such participant shall lapse. If we undergo a change in control and a participant is terminated (other than for cause) from being a director, officer or employee of, or otherwise performing services for, us or our subsidiaries within one year after such change in control, all restrictions on restricted stock units granted to such participant shall lapse. In addition, the Compensation Committee has the authority to award restricted stock units with respect to which all restrictions shall lapse automatically upon a change in control of us, whether or not the participant is subsequently terminated. Prior to the later of (i) the close of the tax year preceding the year in which restricted stock units are granted or (ii) 30 days of first becoming eligible to participate in the plan (or, if earlier, the last day of the tax year in which the participant first becomes eligible to participate in the plan) and on or prior to the date the restricted stock units are granted, a grantee may elect to defer the receipt of all or a portion of the shares due with respect to the restricted stock units and convert such restricted stock units into deferred stock units. Subject to specified exceptions, the grantee will receive shares in respect of such deferred stock units at the end of the deferral period. We did not award any restricted stock or deferred stock units to our named executive officers in 2008, and we do not expect to make any such awards to our named executive officers in 2009 attributable to their service or performance in 2008.

Performance Awards. Under the 2007 Long-Term Equity Incentive Plan, the Compensation Committee may grant performance awards contingent upon achievement by the grantee, us and/or our subsidiaries or divisions of set goals and objectives regarding specified performance criteria, such as, for example, return on equity, over a specified performance cycle, as designated by the Compensation Committee. Performance awards may include specific dollar-value target awards, performance units, the value of which is established by the Compensation Committee at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of common stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid out in cash and/or shares of our common stock or other securities.

Unless the Compensation Committee determines otherwise, if a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, us or our subsidiaries prior to completion of a performance cycle due to death, disability or retirement, the grantee will receive the portion of the performance award payable to him or her based on achievement of the applicable performance criteria over the elapsed portion of the performance cycle. Except as otherwise determined by the Compensation Committee with respect to cash awards, if termination of employment or service occurs for any other reason prior to completion of a performance cycle, the grantee will become ineligible to receive any portion of a performance award. If we undergo a change in control, a grantee will earn no less than the portion of the performance award that he or she would have earned if the applicable performance cycle had terminated as of the date of the change in control.

Vesting, Withholding Taxes and Transferability of All Awards. The terms and conditions of each award made under the 2007 Long-Term Equity Incentive Plan, including vesting requirements, will be set forth consistent with the plan in a written agreement with the grantee. Except in limited circumstances, no award under the 2007 Long-Term Equity Incentive Plan may vest and become exercisable within six months of the date of grant, unless the Compensation Committee determines otherwise.

Unless the Compensation Committee determines otherwise, a participant may elect to deliver shares of common stock, or to have us withhold shares of common stock otherwise issuable upon exercise of an option or upon grant or vesting of restricted stock or a restricted stock unit, in order to satisfy our withholding obligations in connection with any such exercise, grant or vesting.

Unless the Compensation Committee determines otherwise, no award made under the 2007 Long-Term Equity Incentive Plan will be transferable other than by will or the laws of descent and distribution or to a grantee’s family member by gift or a qualified domestic relations order, and each award may be exercised only by the grantee, his or her qualified family member transferee, or any of their respective executors, administrators, guardians, or legal representatives.

Amendment and Termination of the 2007 Long-Term Equity Incentive Plan. The Board of Directors may amend or terminate the 2007 Long-Term Equity Incentive Plan in its discretion, except that no amendment will become effective without prior approval of our stockholders if such approval is necessary for continued compliance with NASDAQ listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the 2007 Long-Term Equity Incentive Plan without the affected participant’s consent. If not previously terminated by the Board of Directors, the 2007 Long-Term Equity Incentive Plan will terminate on October 31, 2017.

Severance Benefits

Our named executive officers and certain other executives with employment agreements are covered by arrangements which specify payments in the event the executive’s employment is terminated. The type and amount of payments vary by executive level and the nature of the termination. These severance benefits are payable if and only if the executive’s employment terminates as specified in the applicable employment agreement. Our primary reason for including severance benefits in compensation packages is to attract and retain the best possible executive talent. We believe our severance benefits are competitive with general industry packages. For a further description of these severance benefits, see “—Employment Agreements” below.

Change in Control Benefits

Members of our Board of Directors, our named executive officers, and certain other members of our senior management are covered by arrangements which specify accelerated vesting of unvested stock options and restricted stock in the event of a “change in control.” The Board of Directors’ stock options and restricted stock awards fully vest upon a change of control, and certain executives’ stock options and restricted stock partially vest upon a change of control and fully vest if, within a period of time of the change of control, they are not retained in their current capacity. Our primary reason for including change in control benefits in compensation packages is to attract and retain the best possible executive talent. We believe our change in control benefits are competitive with general industry practices.

In addition, our 2003 Stock Incentive Plan provides that in the event of our “change in control,” the Compensation Committee may otherwise determine the status of unvested options or restricted stock, including, without limitation, whether the successor corporation will assume or substitute an equivalent award, or portion thereof, for each outstanding award under the plan or, if there is no assumption or substitution of unvested outstanding awards, such unvested awards may be canceled. The 2007 Long-Term Equity Incentive Plan provides that if there is a “change in control,” and a participant is terminated other than for “cause” within one year after such “change in control,” all of the participant’s options will become fully vested and exercisable upon such termination and will remain so for up to one year after the date of termination, but in no event after the expiration date of the options. In addition, the Compensation Committee has the authority to grant options that become fully vested and exercisable automatically upon a “change in control,” whether or not the grantee is subsequently terminated.

For additional information concerning severance and change in control benefits, see “—Severance and Change in Control Benefits” below.

Perquisites and Other Compensation

During the year ended December 31, 2006, certain of our named executive officers received reimbursement of up to $75,000 for moving expenses, use of a corporate apartment and, in the case of the Chief Executive Officer, a tax “gross up” payment with respect to reimbursement of moving expenses. See “—Employment Agreements” below.

In addition, prior to adopting the 2003 Stock Incentive Plan, we allowed certain employees to purchase shares of restricted stock at a price equal to the fair market value on the date of purchase. The number of shares of restricted stock available for purchase by each employee was determined by the Board of Directors based upon the employees’ position and expected contribution to us. The restricted stock was subject to a defined vesting period which if not met, resulted in forfeiture of the shares of restricted stock.

In 2007 none of our named executive officers received a material amount perquisite or other similar compensation, however, we intend to continue to maintain executive benefits and perquisites for officers, and, the Compensation Committee may in its discretion revise, amend or increase named executive officers’ perquisites as it deems advisable. We believe these benefits and perquisites are currently not above median competitive levels for comparable companies and are beneficial in attracting and retaining executive talent.

In 2008 none of our named executive officers received a material amount perquisite or other similar compensation, however, we intend to continue to maintain executive benefits and perquisites for officers, and, the Compensation Committee may in its discretion revise, amend or increase named executive officers’

perquisites as it deems advisable. We believe these benefits and perquisites are currently not above median competitive levels for comparable companies and are beneficial in attracting and retaining executive talent.

Retirement Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of the month following 60 days of employment. The 401(k) plan permits us to make cash profit sharing contributions to eligible participants of 2.5%. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives, other than our common stock, according to the participants’ directions. All employee contributions are 100% vested. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. We believe that offering a 401(k) retirement plan increases our ability to attract and retain the best possible executive talent.

Differences in Compensation

Between our named executive officers there are variances in both the amount and the mix of compensation. Generally, the differences reflect the level of responsibility and the experience of the named executive officer. In addition, compensation can differ based on differences in the timing risk associated with the named executive officer joining us. For example, employees joining a more mature company may receive a lower overall compensation package because the risk of joining such a company as compared to an early stage venture is much lower. Among our named executive officers, the compensation differences are not significant and largely reflect the differences in overall responsibility, with Mr. Wren, our Chief Executive Officer, paid at the highest pay scale, including his receipt of the largest stock option grant in 2006 and 2008, reflective of his greater responsibility. Our next two named executives, Dr. Saboo and Mr. Junkroski, had similar base salaries and similar target bonus levels for 2007 and 2008. Their option grants and cash bonus amounts were also similar during that time. Mr. Monto’s base salary and target bonus level for 2008 reflect his tenure as an executive officer of the Company.

Role of Executive Officers in Executive Compensation

The Compensation Committee determines the compensation payable to each of the named executive officers as well as the compensation of the members of the Board of Directors. The Compensation Committee determines the compensation paid to each of our named executive officers based upon various factors and sources of information, including recommendations of management. See “—Overview of Compensation Methodology” and “—Elements of Compensation” above. No member of our management, including our named executive officers, provides recommendations to the Compensation Committee with respect to his or her own compensation. Our Board of Directors reviews and ratifies the actions of the Compensation Committee.

Employment Agreements

Effective February 6, 2006, Mr. Wren was appointed our President and Chief Executive Officer and James Hynes, our then President, Chief Executive Officer and Chairman of the Board, assumed the role of Executive Chairman of the Board of Directors. In October 2006, Mr. Hynes’ title was changed to Chairman of the Board of Directors. We entered into employment agreements with each of our named executive officers in 2006 except for Mr. Monto. Mr. Monto entered into an employment agreement with the Company in connection with his appointment as our General Counsel and Corporate Secretary in February of 2008.

The employment agreements for each of our named executive officers, except for Mr. Monto’s, are four years in duration. Mr. Monto’s employment agreement is two years in duration. Except for Mr. Monto’s employment agreement, each employment agreement provides for an annual salary and a discretionary annual incentive cash bonus and/or equity awards up to 40% of the named executive officer’s base salary during the first year of employment. Mr. Monto’s employment agreement provides for an annual salary and a discretionary annual incentive cash bonus and/or equity awards up to 35% of his base salary during the first year of employment. In subsequent years, the amount of annual incentive cash and/or equity award bonus is subject to determination by our Board of Directors without limitation on the amount of the award. Each of the agreements provides for a severance payment over a prescribed term in the event the named executive is terminated without cause, including if his duties are materially changed in connection with a change of control. Each agreement also provides that no severance payment is due in the event of termination with cause, which includes termination for willful misconduct, conviction of a felony, dishonesty or fraud. Each agreement further contains an agreement by the named executive officer not to compete with us for a defined term equal in length to the applicable severance payment in the respective employment agreement, which we feel is reasonable and consistent with industry guidelines.

Rian Wren. We have entered into an employment agreement with Mr. Wren, dated February 6, 2006, under which Mr. Wren has agreed to serve as our President and Chief Executive Officer. Pursuant to the terms of the agreement, Mr. Wren’s salary for 2007 was $300,000, for 2008 was $350,000, and effective on January 1, 2009, Mr. Wren’s annual salary was increased to $420,000. If Mr. Wren’s employment is terminated by us without cause or terminated by Mr. Wren for good reason, we are obligated to pay to Mr. Wren any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to 12 months’ base salary at the salary rate in effect on the date of termination. If Mr. Wren’s employment is terminated within six months following a change of control or his responsibilities are materially diminished within six months of such change of control, we are obligated to pay to Mr. Wren any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twenty-four months’ base salary at the salary rate in effect on the date of termination. In the event Mr. Wren dies, becomes disabled or his employment terminates for any other reason, we are obligated to pay Mr. Wren any unpaid base salary through the date of termination, any unused vacation accrued through the date of termination and any unreimbursed business expenses. During the employment period and through (i) the second anniversary of the date of Mr. Wren’s termination or material change in responsibilities, in the event he is terminated within six months of a change of control or his responsibilities are materially diminished within six month of such change of control or (ii) the first anniversary of the date of Mr. Wren’s termination in the event his employment is terminated in any other circumstance, Mr. Wren is prohibited from directly or indirectly competing with us.

Robert Junkroski. We have entered into an employment agreement with Mr. Junkroski, dated May 9, 2006, under which Mr. Junkroski has agreed to serve as our Chief Financial Officer. Pursuant to the terms of the agreement, Mr. Junkroski’s salary for 2007 was $240,000, for 2008 it was $252,000, and effective on January 1, 2009 Mr. Junkroski’s annual salary was increased to $272,000. If Mr. Junkroski’s employment is terminated by us without cause, terminated by Mr. Junkroski for good reason or is terminated within six months following a change of control or his responsibilities are materially diminished within six months of such change of control, we are obligated to pay to Mr. Junkroski any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twelve months’ base salary at the salary rate in effect on the date of termination. In the event Mr. Junkroski dies, becomes disabled or his employment terminates for any other reason, we are obligated to pay Mr. Junkroski any unpaid base salary through the date of termination, any unused vacation accrued through the date of termination and any unreimbursed business expenses. During the employment period and through the first anniversary of the date of Mr. Junkroski’s termination, Mr. Junkroski is prohibited from directly or indirectly competing with us.

Surendra Saboo. We have entered into an employment agreement with Dr. Saboo, dated May 9, 2006, under which Dr. Saboo has agreed to serve as our Executive Vice President and Chief Operating Officer. The agreement provides that Dr. Saboo shall be paid an annual salary of $215,000 for the year ending December 31, 2006. Dr. Saboo’s salary for 2007 was $240,000, for 2008 it was $260,000, and effective on January 1, 2009, Dr. Saboo’s annual salary was increased to $290,000. The agreement further provided that Dr. Saboo shall receive reimbursement of up to $75,000 for moving expenses plus use of a corporate apartment until September

2006. If Dr. Saboo’s employment is terminated by us without cause, terminated by Dr. Saboo for good reason or is terminated within six months following a change of control or his responsibilities are materially diminished within six months of such change of control, we are obligated to pay to Dr. Saboo any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to 12 months’ base salary at the salary rate in effect on the date of termination. In the event Dr. Saboo dies, becomes disabled or his employment terminates for any other reason, we are obligated to pay Dr. Saboo any unpaid base salary through the date of termination, any unused vacation accrued through the date of termination and any unreimbursed business expenses. During the employment period and through the first anniversary of the date of Dr. Saboo termination, Dr. Saboo is prohibited from directly or indirectly competing with us.

Richard Monto. We have entered into an employment agreement with Mr. Monto, dated February 5, 2008, under which Mr. Monto has agreed to serve as our General Counsel and Corporate Secretary. Pursuant to the terms of the agreement, Mr. Monto’s salary for 2008 was $182,500, and effective on January 1, 2009 Mr. Monto’s annual salary was increased to $218,000. If Mr. Monto’s employment is terminated by us without cause, terminated by Mr. Monto for good reason or is terminated within six months following a change of control or his responsibilities are materially diminished within six months of such change of control, we are obligated to pay to Mr. Monto any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twelve months’ base salary at the salary rate in effect on the date of termination. In the event Mr. Monto dies, becomes disabled or his employment terminates for any other reason, we are obligated to pay Mr. Monto any unpaid base salary through the date of termination, any unused vacation accrued through the date of termination and any unreimbursed business expenses. During the employment period and through the first anniversary of the date of Mr. Monto’s termination, Mr. Monto is prohibited from directly or indirectly competing with us.

David Lopez. We have entered into an employment agreement with Mr. Lopez, dated November 3, 2006, under which Mr. Lopez has agreed to serve as our Senior Vice President of Sales. The agreement provides that Mr. Lopez shall be paid an annual salary of $155,250 for the year ending December 31, 2006, subject to adjustment no less than annually at the discretion of the Board of Directors beginning June 2007, but in no event will the base salary be reduced. In 2007, Mr. Lopez’s annual salary was increased to $159,000. In 2008, Mr. Lopez’s annual salary was increased to $171,164. His annual salary remains the same in 2009, subject to any subsequent adjustments. If Mr. Lopez’s employment is terminated by us without cause, terminated by Mr. Lopez for good reason or is terminated within six months following a change of control or his responsibilities are materially diminished within six months of such change of control, we are obligated to pay to Mr. Lopez any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to 12 months’ base salary at the salary rate in effect on the date of termination, but in no event less than $185,000. In the event Mr. Lopez dies, becomes disabled or his employment terminates for any other reason, we are obligated to pay Mr. Lopez any unpaid base salary through the date of termination, any unused vacation accrued through the date of termination and any unreimbursed business expenses. During the employment period and through the first anniversary of the date of Mr. Lopez’s termination, Mr. Lopez is prohibited from directly or indirectly competing with us.

Compensation Mix

The Compensation Committee carefully determines the mix of compensation, both among short and long-term compensation and cash and non-cash compensation, to determine compensation structures that we believe are appropriate for each of our named executive officers. We use short-term compensation (base salaries and annual cash bonuses) and long-term compensation (options and restricted stock awards) to encourage long-term growth in shareholder value and further our additional objectives discussed above. See “—Overview of Compensation Methodology” above. The mix of cash and non-cash compensation may sometimes be adjusted to reflect an individual’s need for current cash compensation. Base salary typically has constituted a minority position of the total compensation of our named executive officers. We set some salary to provide adequate compensation to support a reasonable standard of living, so that our named executive officers are prepared to have “at risk” compensation awarded under our 2003 Stock Incentive Plan and 2007 Long-Term Incentive Plan. The summary compensation table below illustrates the long and short-term and cash and non-cash components of compensation.

Stock Ownership Guidelines

We do not have any stock ownership guidelines for our directors or named executive officers. We have a policy which requires that our directors and executive officers do not participate in short-swing trading, short selling or entering into any derivative securities related to their ownership of our common stock.

Accounting and Tax Considerations

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2008 Annual Report on Form 10-K and this proxy statement.

The Compensation Committee

Dixon Doll, Chairman

Peter Barris

G. Edward Evans

Summary Compensation Table

The following Summary Compensation Table sets forth the information concerning the 2008, 2007 and 2006 compensation of our CEO, CFO and other named executive officers in 2007.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(4)		Total
Rian Wren(5)
Chief Executive Officer	2008	$350,000	$270,000	$—	$703,421	$—	$—		$6,942	$1,330,363
	2007	$300,000	$225,000	$—	$269,525	$—	$—	$		$794,525
	2006	$221,154	$100,000	$—	$198,291	$—	$—		$118,554	$637,999

Robert Junkroski
Chief Financial Officer	2008	$252,000	$180,000	$—	$239,467	$—	$—		$5,750	$677,217
	2007	$240,000	$170,400	$—	$19,481	$—	$—		$2,038	$431,919
	2006	$220,169	$90,300	$—	$6,672	$—	$—		$—	$317,141

Richard Monto(6)
Corporate Secretary and General Counsel	2008	$182,500	$140,000	$—	$190,180	$—	$—		$4,410	$517,090
	2007	$139,483	$50,000	$—	$14,678	$—	$—		$—	$204,161
	2006	$—	$—	$—	$—	$—	$—		$—	$—

Surendra Saboo(7)
Chief Operating Officer and Executive Vice President	2008	$260,000	$200,000	$—	$387,440	$—	$—		$5,750	$853,190
	2007	$240,000	$175,200	$—	$93,795	$—	$—		$1,806	$510,801
	2006	$136,443	$65,000	$—	$52,037	$—	$—		$14,659	$268,139

David Lopez
Senior Vice President—Sales	2008	$171,164	$170,000	$—	$114,867	$—	$—		$7,590	$463,621
	2007	$159,000	$175,000	$—	$19,507	$—	$—		$—	$353,507
	2006	$152,524	$93,388	$—	$3,740	$—	$—		$—	$249,652

(1)	Represents the dollar value of the base salary earned during 2008, 2007 and 2006, respectively.
(2)	Represents the dollar value of the bonus earned during 2008, 2007 and 2006, respectively.
(3)	With the exception of ignoring the impact of the forfeiture rate, these amounts represent the dollar amount recognized by us for financial reporting purposes, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), related to grants of restricted stock and options to each individual named executive officer listed above. These amounts do not represent the actual amounts paid to or realized by the named executive officers during 2008, 2007 or 2006. The SFAS 123R value is recognized as an expense over the service period using the accelerated method under SFAS 123R.

The following table includes the assumptions used to calculate the compensation expense reported for 2008, 2007 and 2006 on a grant by grant basis for the named executive officers listed above.

Name	Grant Date	Restricted Stock Units (#)(a)	Options		Assumptions			Expenses
			Number Granted (#)	Exercise Price ($)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%)	2008 ($)	2007 ($)	2006 ($)
Rian Wren	2/6/2006	—	864,000	1.17	10.0	4.72	0.0	123,865	130,326	166,990
	10/11/2006	—	250,000	3.68	10.0	4.78	0.0	139,706	139,199	31,301
	4/22/2008		300,000	17.90	6.5	3.29	0.0	439,850	—	—
Robert Junkroski	11/8/2004	172,400	—	N/A	—	—	—	—	—	—
	8/29/2006	—	50,000	2.56	10.0	4.88	0.0	19,538	19,481	6,672
	4/22/2008	—	150,000	17.90	6.5	3.29	0.0	219,929	—	—
Richard Monto	4/26/2007	—	35,000	4.14	10.0	4.69	0.0	21,572	14,678	—
	4/22/2008	—	115,000	17.90	6.5	3.29	0.0	168,608	—	—
Surendra Saboo	5/8/2006	—	325,000	1.33	10.0	5.11	0.0	64,903	65,573	42,027
	8/29/2006	—	75,000	2.56	10.0	4.88	0.0	29,306	29,222	10,010
	4/22/2008	—	200,000	17.90	6.5	3.29	0.0	293,231	—	—
David Lopez	10/23/2006	—	35,000	3.68	10.0	4.78	0.0	19,568	19,507	3,740
	11/28/2008	77,600	—	N/A	—	—	—	—	—	—
	4/22/2008	—	65,000	17.90	6.5	3.29	0.0	95,299	—	—

(a)	The dollar amount recognized by us for financial reporting purposes, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2007), Share Based Payment (SFAS 123R) for each of the restricted stock awards below was recognized in full on our financial statements in the year of the grant.

For an additional discussion of the assumptions used for purposes of determining stock-based compensation during 2008 see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation,” and note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.
(4)	The following table provides information regarding the value of other compensation, benefits and perquisites provided to named executive officers in 2006, 2007 and 2008.

All Other Compensation Table

Name	Year	Relocation Expenses(a) ($)	Company Contribution to 401(k) Plan(b) ($)	Total ($)
Rian Wren	2008	—	6,942	6,942
	2007	—	—	—
	2006	118,554	—	118,554
Robert Junkroski	2008	—	5,750	5,750
	2007	—	2,038	2,038
	2006	—	—	—
Richard Monto	2008	—	4,410	4,410
	2007	—	—	—
	2006	—	—	—
Surendra Saboo	2008	—	5,750	5,750
	2007	—	1,806	1,806
	2006	14,569	—	14,569
David Lopez	2008	—	7,590	7,590
	2007	—	—	—
	2006	—	—	—

(a)	For Mr. Wren, amounts consist of (i) $48,750 for reimbursement of moving expenses and closing costs associated with the sale of Mr. Wren’s home in New Jersey in 2006, (ii) $27,767 related to the use of a corporate apartment in Chicago, Illinois from February until September 2006 and (iii) $42,037 to reimburse Mr. Wren for certain federal and state taxes associated with the foregoing relocation expenses. For Dr. Saboo, the amount consists primarily of reimbursement of approximately $13,926 for moving expenses and the use of a corporate apartment from May until September 2006.
(b)	Under our 401(k) plan, we are permitted to make sharing profit sharing contributions to each eligible participant. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. All employee contributions are 100% vested.
(5)	Mr. Wren joined us in February of 2006.
(6)	Mr. Monto became our General Counsel effective February 5, 2008.
(7)	Dr. Saboo joined us in May of 2006.

Grants of Plan-Based Awards

The following table provides information regarding estimated possible payouts for grants of plan based awards granted under our 2007 Long Term Equity Incentive Plan during 2008:

Name and Principal Position	Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units	Number of Securities Underlying All Other Option Awards: Options	Exercise or Base Price Option Awards ($)(1)	Grant Date Fair Value of Stock and Option Awards(2)
Rian Wren	4/22/2008	—	300,000	17.90	2,535,210.00
Robert Junkroski	4/22/2008	—	150,000	17.90	1,267,605.00
Richard Monto	4/22/2008	—	115,000	17.90	971,830.50
Surendra Saboo	4/22/2008	—	200,000	17.90	1,690,140.00
David Lopez	4/22/2008	—	65,000	17.90	549,295.50

(1)	Represents the closing price of our common stock on The NASDAQ Global Market on the date of grant.
(2)	Represents the fair value, computed in accordance with FAS 123R, with respect to options awarded on April 22, 2008.

Outstanding Equity Awards at Year End

The following table summarizes equity awards granted to our CEO, CFO and other named executive officers that were outstanding at December 31, 2008.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable(1)
Rian Wren	231,440	224,012	(b)	1.17	2/6/2016	—	—
	135,416	114,584	(a)	3.68	10/11/2016	—	—
	—	300,000	(f)	17.90	4/22/2018	—	—
Robert Junkroski	29,166	20,834	(c)	2.56	8/29/2016	—	—
		150,000	(f)	17.90	4/22/2018	—	—
Richard Monto	2,750	26,250	(c)	4.14	4/26/2017	—	—
	—	115,000	(f)	17.90	4/22/2018	—	—
Surendra Saboo	771	115,105	(d)	1.33	5/9/2016	—	—
	42,219	31,251	(c)	2.56	8/29/2016	—	—
	—	200,000	(f)	17.90	4/22/2018	—	—
David Lopez	2,750	17,500	(e)	3.68	10/23/2016	—	—
	—	65,000	(f)	17.90	4/22/2018	—	—

(1)	Represents, on an award-by-award basis, the number of shares of common stock underlying unexercised options held by our named executive officers that were outstanding as of December 31, 2008. Prior to 2006, our named executive officers were not awarded stock options. The vesting schedules of the outstanding unvested option awards are listed below:
(a)	Represents the outstanding unvested portion of the original options granted on October 11, 2006 as of the end of 2008. One quarter of these options vested on the first anniversary date of the option grant, with the remaining three quarters of the options vesting on a monthly basis over the subsequent 36 months.
(b)	Represents the outstanding unvested portion of the original options granted on February 6, 2006 as of the end of 2008. One third of these options vested on the first anniversary of the grant date, with the remaining two thirds vesting on a monthly basis over the subsequent 36 months.

(c)	Represents the outstanding unvested portion of the original options granted on August 29, 2006 as of the end of 2008. One quarter of these options vested on the first anniversary date of the option grant with the remaining three quarters of the options vesting on a monthly basis over the subsequent 36 months.
(d)	Represents the outstanding unvested portion of the original options granted on May 9, 2006 as of the end of 2008. One quarter of these options vested on the first anniversary date of the option grant with the remaining three quarters of the options vesting on a monthly basis over the subsequent 36 months.
(e)	Represents the outstanding unvested portion of the original options granted on October 23, 2006 as of the end of 2008. One quarter of these options vested on the first anniversary date of the option grant with the remaining three quarters of the options vesting annually on each anniversary of the grant date.
(f)	Represents the outstanding unvested portion of the original options granted on April 22, 2008 as of the end of 2008. One quarter of these options will vest on the first anniversary date of the option grant with the remaining three quarters of the options vesting on a monthly basis over the subsequent 36 months.

Option Exercises and Stock Vested

With respect to our CEO, CFO and other named executive officers, the following table provides information concerning restricted stock awards that vested during 2008.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)
Rian Wren	408,548	$6,824,051	—	—
Robert Junkroski	—	$—	16,000	$296,640
Richard Monto	6,000	$94,500	—	—
Surendra Saboo	210,654	$3,390,190	—	—
David Lopez	14,750	$189,064	21,250	$393,975

(1)	Reflects the aggregate dollar amount deemed to be realized upon vesting by multiplying the number of shares of our common stock vested by the estimated market value of our common stock as of the vesting date of September 30, 2008. For information regarding the market value of our common stock for periods prior to our initial public offering see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2008.

Potential Payments Upon Termination

In the event a named executive officer was terminated (i) by the Company without cause or (ii) by the named executive officer for good reason, such officer would be entitled to (a) cash payments of any unpaid base salary through the date of termination and any accrued vacation pay and severance pay equal to 12 months’ base salary and (b) in certain cases, accelerated vesting of outstanding stock options and restricted stock, as the case may be.

Cash Payment

If a named executive officer was terminated or resigned as set forth above at December 31, 2008, the following individuals would be entitled to cash payments in the amounts set forth opposite their name in the table below:

Name	Cash Payment
Rian Wren	$414,061.77
Robert Junkroski	$301,001.81
Richard Monto	$194,294.90
Surendra Saboo	$306,123.75
David Lopez	$220,268.97

Equity Awards

If a named executive officer was terminated as set forth above at December 31, 2008, the applicable officer could be entitled to accelerated vesting of his outstanding stock options or restricted stock, as the case may be, as set forth opposite their name in the table below:

Name	Value of Equity Awards: Termination Without Cause or for Good Reason(1)
Rian Wren	96,480 options become vested at an exercise price of $1.17 per share. 31,249.98 options become vested at an exercise price of $3.68 per share. 87,500 options become vested at an exercise price of $17.90 per share (which were not “in the money” as of December 31, 2008). The value of these options was $1,843,898.75 as of December 31, 2008.
Robert Junkroski	6,249.96 options become vested at an exercise price of $2.56 per share. 43,750 options become vested at an exercise price of $17.90 per share (which were not “in the money” as of December 31, 2008). The value of these options was $85,374.45 as of December 31, 2008.
Richard Monto	43,125 options become vested at an exercise price of $17.90 per share (which were not “in the money” as of December 31, 2008).
Surendra Saboo	40,624.98 options become vested at an exercise price of $1.33 per share. 9,375 options become vested at an exercise price of $2.56 per share. 58,333.33 options become vested at an exercise price of $17.90 per share (which were not “in the money” as of December 31, 2008). The value of these options was $732,968.45 as of December 31, 2008.
David Lopez	No accelerated vesting.

(1)	The value of options reflected in the table above was calculated by multiplying the number of shares of common stock underlying stock options assumed accelerated as of December 31, 2008 by the amount the value of our stock as of December 31, 2008 ($16.22) exceeded the exercise price of such accelerated stock options (i.e., the amount by which such stock option was “in the money” as of December 31, 2008).

Potential Payments Upon a Change of Control and Termination

Equity Awards

Following a change of control at December 31, 2008, the following named executive officers could be entitled to accelerated vesting of their outstanding stock options or restricted stock, as the case may be, as set forth opposite their name in the table below:

Name	Value of Equity Awards: In Connection with Change of Control(1)
Rian Wren	112,560 options become vested at an exercise price of $1.17 per share. 57,291.69 options become vested at an exercise price of $3.68 per share. 150,000 options become vested at an exercise price of $17.90 per share (which were not “in the money” as of December 31, 2008). The value of these options was $2,412,465.79 as of December 31, 2008.
Robert Junkroski	10,416.72 options become vested at an exercise price of $2.56 per share. 75,000 options become vested at an exercise price of $17.90 per share (which were not “in the money” as of December 31, 2008). The value of these options was $142,292.40 as of December 31, 2008.
Richard Monto	57,500 options become vested at an exercise price of $17.90 per share (which were not “in the money” as of December 31, 2008).
Surendra Saboo	57,552.12 options become vested at an exercise price of $1.33 per share. 24,994 options become vested at an exercise price of $2.56 per share. 100,000 options become vested at an exercise price of $17.90 per share (which were not “in the money” as of December 31, 2008). The value of these options was $1,198,369.03 as of December 31, 2008.
David Lopez	No accelerated vesting.

(1)	The value of options reflected in the table above was calculated by multiplying the number of shares of common stock underlying stock options assumed accelerated as of December 31, 2008 by the amount the value of our stock as of December 31, 2008 ($16.22) exceeded the exercise price of such accelerated stock options (i.e., the amount by which such stock option was “in the money” as of December 31, 2008).

“Change of control” for purposes of the 2003 Stock Incentive Plan is any transaction or series of related transactions whether by consolidation, merger, sale or issuance of equity securities, or sale or transfer of all or substantially all of our assets, or otherwise, that results in our equity holders immediately prior to such transaction or series of transactions owning less than 50% of the equity or voting power of the surviving entity, or controlling less than 50% of our assets, thereafter.

“Change of control” for purposes of the 2007 Long-Term Equity Incentive Plan means the occurrence of one of the following events:

(i)	if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof;

(iii)	consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the

Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

(iv)	consummation of a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all the Company’s assets.

In the event the following named executive officers are terminated in connection with a change of control, certain of their unvested options and restricted stock will be accelerated as set forth below:

Mr. Wren. In the event Mr. Wren is terminated without cause (as defined in his employment agreement) within six months following a change of control (as defined in the 2003 Stock Incentive Plan), the balance of certain unvested options will become fully vested, which at December 31, 2008 would result in (i) an additional 112,560 options vesting at an exercise price of $1.17 per share and (ii) an additional 57,291.69 options vesting at an exercise price of $3.68 per share. Additionally, in the event Mr. Wren is terminated without cause within one year after a change of control (as defined in the 2007 Long-Term Equity Incentive Plan), the balance of certain other unvested options will become fully vested, which at December 31, 2008 would result in an additional 150,000 options vesting at an exercise price of $17.90 per share. The value of these options was $2,412,465.79 as of December 31, 2008.

Mr. Junkroski. In the event Mr. Junkroski is terminated without cause (as defined in his employment agreement) within six months following a change of control (as defined in the 2003 Stock Incentive Plan), the balance of certain unvested options will become fully vested, which at December 31, 2008 would result in an additional 10,416.72 options vesting at an exercise price of $2.56 per share. Additionally, in the event Mr. Junkroski is terminated without cause within one year after a change of control (as defined in the 2007 Long-Term Equity Incentive Plan), the balance of certain other unvested options will become fully vested, which at December 31, 2008 would result in an additional 75,000 options vesting at an exercise price of $17.90 per share. The value of these options was $142,292.40 as of December 31, 2008.

Mr. Monto. In the event Mr. Monto is terminated without cause (as defined in his employment agreement) within one year following a change of control (as defined in the 2007 Long-Term Equity Incentive Plan), the balance of certain unvested options will become fully vested, which at December 31, 2008 would result in an additional 57,500 options vesting at an exercise price of $17.90 per share. These options were not “in the money” as of December 31, 2008.

Dr. Saboo. In the event Dr. Saboo is terminated without cause (as defined in his employment agreement) within six months following a change of control (as defined in the 2003 Stock Incentive Plan), the balance of certain unvested options will become fully vested, which at December 31, 2008 would result in (i) an additional 57,552.12 options vesting at an exercise price of $1.33 per share and (ii) an additional 24,994 options vesting at an exercise price of $2.56 per share. Additionally, in the event Dr. Saboo is terminated without cause within one year after a change of control (as defined in the 2007 Long-Term Equity Incentive Plan), the balance of certain other unvested options will become fully vested, which at December 31, 2008 would result in an additional 100,000 options vesting at an exercise price of $17.90 per share. The value of these options was $1,198,369.03 as of December 31, 2008.

Mr. Lopez. In the event Mr. Lopez is terminated without cause (as defined in his employment agreement) within one year following a change of control (as defined in the 2007 Long-Term Equity Incentive Plan), the balance of certain unvested options will become fully vested, which at December 31, 2008 would result in an additional 65,000 options vesting at an exercise price of $17.90 per share. These options were not “in the money” as of December 31, 2008.

Cash Payment

Following a change in control and the named executive officer is either terminated by the surviving company or his or her responsibilities are materially diminished within six months by the surviving company at December 31, 2008, the following individuals would be entitled to cash payments in the amounts set forth opposite their name in the table below:

Name	Cash Payment
Rian Wren	$764,061.77
Robert Junkroski	$301,001.81
Richard Monto	$194,294.90
Surendra Saboo	$306,123.75
David Lopez	$220,268.97

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans sponsored by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests. See “—Elements of Compensation—Retirement Plan” for a description of the 401(k) retirement plan which we maintain.

Non-Employee Director Compensation and Benefits

The following table summarizes our estimate of the compensation that our non-employee directors earned for services as members of our Board of Directors or any committee thereof during 2008, including amounts for meetings through December 31, 2008.

Name	Fees Earned or Paid in Cash ($)		Stock Awards($)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James Hynes	60,000	(a)	—	39,118	—	—	—	99,118
Dixon Doll	—		—	39,118	—	—	—	39,118
Peter Barris	—		—	39,118	—	—	—	39,118
Robert Hawk	32,500	(b)	—	39,118	—	—	—	71,618
Lawrence Ingeneri	40,000	(c)	—	39,118	—	—	—	79,118
G. Edward Evans	4,167		—	18,701	—	—	—	22,868

(1)	Reflects annual fees paid to our non-employee directors for their Board service during 2008.
(a)	Reflects an annual retainer paid to Mr. Hynes in consideration of his Board service.
(b)	Reflects fees of $25,000 and $7,500 in respect of Mr. Hawk’s Board service and in connection with his being Chairman of our Nominating and Corporate Governance Committee, respectively.

(c)	Reflects fees of $25,000 and $15,000 in respect of Mr. Ingeneri’s Board service and in connection with his being Chairman of our Audit Committee, respectively.
(d)	Reflects pro rated fees of $4,167 in respect of Mr. Evans’ Board service beginning October 30, 2008.
(2)	With the exception of ignoring the impact of the forfeiture rate, these amounts represent the dollar amount recognized by us for financial reporting purposes, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), related to grants of restricted stock and options to each director listed above. These amounts do not represent the actual amounts paid to or realized by the directors during 2008. The SFAS 123R value is recognized as an expense over the service period using the accelerated method under SFAS 123R.

The following table includes the assumptions used to calculate the compensation expense reported for 2008 on a grant by grant basis for the directors listed above.

	Grant Date	Options		Assumptions			2008 Expense ($)
Name		Shares Granted (#)	Exercise Price ($)	Expected Life (Years)	Risk- Free Interest Rate (%)	Dividend Yield (%)
James Hynes	10/11/2006	70,000	3.68	10.0	4.78	0.0	39,118
Dixon Doll	10/11/2006	70,000	3.68	10.0	4.78	0.0	39,118
Peter Barris	10/11/2006	70,000	3.68	10.0	4.78	0.0	39,118
Robert Hawk	10/11/2006	70,000	3.68	10.0	4.78	0.0	39,118
Lawrence Ingeneri	10/11/2006	70,000	3.68	10.0	4.78	0.0	39,118
G. Edward Evans	10/30/2008	50,000	17.60	6.3	3.30	0.0	18,701

For an additional discussion of the assumptions used for purposes of determining stock-based compensation during 2008 see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation,” and note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	The aggregate number of shares subject to option awards (representing unexercised option awards—both exercisable and unexercisable) and unvested shares of restricted stock awards held by each non-employee director at December 31, 2008 is as follows:

	Number of Shares Subject to Option Awards (Exercisable and Unexercisable) Held as of December 31, 2008 (#)		Number of Shares Restricted Stock Awards (Unvested) Held as of December 31, 2008 (#)(a)
James Hynes	70,000	(b)	—
Dixon Doll	—		32,084	(c)
Peter Barris	70,000	(b)	—
Robert Hawk	70,000	(b)	—
Lawrence Ingeneri	70,000	(b)	—
G. Edward Evans	50,000	(d)	—

(a)	The dollar amount recognized by us for financial reporting purposes, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2007), Share Based Payment (SFAS 123R) for each of the restricted stock awards below was recognized in full on our financial statements in the year of the grant.

(b)	One quarter of the options to which this note relates vested on October 11, 2007, with the remaining options vesting on a monthly basis over the subsequent 36 months.
(c)	These shares will vest over the subsequent 22 months.
(d)	One quarter of the options to which this note relates will vest on October 30, 2009, with the remaining options vesting on a monthly basis over the subsequent 36 months.

Director compensation is reviewed annually by the Compensation Committee and, except as described above, paid quarterly. In addition, directors are reimbursed for their business expenses related to their attendance at Board and committee meetings, including room, meals and transportation to and from Board and committee meetings (e.g., commercial flights, cars and parking).

Limitations on Liability and Indemnification Matters

As permitted by the Delaware General Corporation Law, we adopted provisions in our amended and restated certificate of incorporation that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. However, these provisions do not eliminate or limit the liability of any of our directors for:

•	any breach of the director’s duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which related to unlawful payments or dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, the certificate of incorporation provides that we must indemnify our directors, officers and certain other agents to the fullest extent permitted under Delaware law, and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

In addition to the indemnification provided for in our certificate of incorporation, we have and may in the future enter into separate indemnification agreements with each of our directors and named executive officers which is broader than the specific indemnification provisions contained in our certificate of incorporation. These indemnification obligations may require us, among other things, to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ and Officers’ Insurance

We currently maintain a directors’ and officers’ liability insurance policy that provides our directors and officers with liability coverage relating to certain potential liabilities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Statement of Policy Regarding Transactions with Related Persons

Prior to the completion of our initial public offering, our Board of Directors adopted a statement of policy relating to the Audit Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which we refer to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers, and 5% or more beneficial owners of our common stock. The Audit Committee administers procedures adopted by our Board of Directors with respect to related person transactions and reviews all such transactions. At times, it may be advisable to initiate a transaction before the Audit Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Audit Committee to determine the appropriate course of action, which may include the Audit Committee’s subsequent ratification of such transaction. Approval or ratification of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Audit Committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest. In approving or ratifying any related person transaction, the Audit Committee shall consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: the benefits to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee periodically reports on its activities to the Board of Directors.

Amended and Restated Stockholders’ Agreement

On November 19, 2004, we entered into an Amended and Restated Stockholders’ Agreement, among DCM III, DCM III-A, DCM Affiliates Fund, New Enterprise Associates 10, Limited Partnership (“NEA 10”), NEA Ventures 2003, Limited Partnership, Mesirow Capital Partners VIII, L.P., Montagu Newhall Global Partners II, L.P., Montagu Newhall Global Partners II-A, L.P., Montagu Newhall Global Partners, II-B, L.P., Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Global Science & Technology Fund, James P. Hynes, Robert Hawk, Ed Greenberg, Joseph Onstott, Elizabeth Ann Petty, Doreen Kluber, Louise D’Amato, Karen L. Linsley, Paul Oakley, Bill Capraro, Paul W. Chisholm, Robert C. Atkinson, David Weisman, Joseph Tighe, Robert M. Junkroski, Lawrence M. Ingeneri, C. Ann Brown, John Barnicle and Ronald W. Gavillet (the “Investors”) and certain of our other then existing common stockholders (the “Other Stockholders”). This agreement terminated upon the closing of our initial public offering. Prior to our initial public offering, the parties thereunder agreed to nominate and use their reasonable best efforts to set the number of our directors at five and to cause to be elected and cause to remain as directors on our Board:

•	two directors designated by the holders of a majority of the common stock (voting together as a single class);

•	two directors, one of whom designated by DCM III or its affiliates, and one designated by NEA 10 or its affiliates; and

•

one independent director designated by mutual agreement of, on the one hand, the holders of a majority of our then outstanding preferred stock (voting together as a single class), and on the other hand, the holders of a majority of our then outstanding common stock (voting together as a single class).

Second Amended and Restated Registration Rights Agreement

On November 19, 2004, we entered into a Second Amended and Restated Registration Rights Agreement with the Investors and the Other Stockholders. Pursuant to the Second Amended and Restricted Rights Agreement, the Investors and the Other Stockholders have, subject to certain conditions and exceptions, piggyback rights to include the resale of their shares on any registration statement we file with respect to an offering of securities and demand rights to require us to file a registration statement for resale of their securities.

Subject to certain terms and conditions, we have agreed to pay the registration expenses of the stockholders selling their shares of our common stock pursuant to the Second Amended and Restated Registration Rights Agreement, including, but not limited to, the payment of federal securities law and state blue sky registration fees and the reasonable fees and expenses of legal counsel to the holders of shares subject to the Second Amended and Restated Registration Rights Agreement and fees and disbursements to underwriters. We have agreed to indemnify selling shareholders for certain violations of federal or state securities laws in connection with any registration statement in which such selling shareholders sell shares of our common stock pursuant to the Second Amended and Restated Registration Rights Agreement. Each such selling shareholder in turn has agreed to indemnify us and any other selling shareholder for federal or state securities law violations that occur in reliance upon written information provided by it for use in a registration statement.

Each party to the Second Amended and Restated Registration Rights Agreement has registration rights under the agreement until the earlier of the fifth anniversary of our initial public offering or the date on which all such securities may be sold without regard to the provisions of Rule 144 of the Securities Act concerning volume limitations, notice and manner of sale and public availability of information.

Board of Directors, Management Rights Agreements and Observation Rights Agreements

Dr. Dixon Doll has served as a member of our Board of Directors since 2003, and is the co-founder of DCM, an affiliate of DCM III, DCM III-A, and DCM Affiliates Fund, which collectively held a greater than 5% interest in our common stock prior to our public offering and during 2008.

Mr. Peter Barris has served as a member of our Board of Directors since 2003, and is currently the Managing General Partner of New Enterprise Associates, an affiliate of NEA 10, which held a greater than 5% interest in our common stock prior to our public offering and during 2008.

Vonage Holdings Corp.’s Transactions with our Company

Vonage Holdings Corp. (“Vonage”) purchases access from our Company to terminate certain of their customer’s domestic phone calls. In 2008, Vonage paid the Company $2.7 million for these services. Affiliates of New Enterprise Associates, a holder of more than 5% of Vonage’s voting capital stock, held a greater than 5% interest in our common stock prior to our public offering and during 2008. In addition, Peter Barris, who is a member of the board of directors of Vonage and is a general partner of New Enterprise Associates, also serves as a member of our Board of Directors.

Rule 10b5-1 Trading Plans

During 2008 certain of our named executive officers and directors and other officers adopted written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. In 2009, certain of our named executive officers adopted additional Rule 10b-1 plans. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from such director or executive officer. Any director or executive officer party to such plan may amend or terminate it in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has appointed Deloitte & Touche LLP as Neutral Tandem’s independent registered public accounting firm for the year ending December 31, 2009. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting pursuant to Proposal No. 2.

The following table shows the fees paid or accrued by Neutral Tandem for audit and other services provided by Deloitte & Touche LLP for years 2008 and 2007.

	2008	2007
Audit Fees(1) ($)	565,000	264,000
Audit-Related Fees(2) ($)	150,000	933,000
Tax Fees(3) ($)	91,000	67,000
All Other Fees(4) ($)	4,000	4,000

Other ($)	810,000	1,268,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and the review of our quarterly financial statements, including related services such as comfort letters, consents and assistance with and review of documents filed with the Securities and Exchange Commission.
(2)	In 2007, the amount includes fees billed for work performed in connection with the initial public offering of our common stock, which was completed in November and work performed related to our compliance with the Sarbanes-Oxley Act of 2002. In 2008, the amount includes fees billed for work in connection with our secondary offering, which was completed in April.
(3)	Tax fees represent fees billed for professional services provided in connection with tax compliance, tax advice and tax planning.
(4)	All other fees represent a subscription fee for an on-line research service providing access to accounting literature.

The Audit Committee has adopted a policy of pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated authority to pre-approve such services on behalf of the Audit Committee, provided that such pre-approved services are reported to the full Audit Committee at its next scheduled meeting.

All services performed by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

REPORT OF THE AUDIT COMMITTEE

All of the members of the Audit Committee are independent under Nasdaq listing standards and the SEC rules. The Board of Directors adopted a written Audit Committee charter, which is available in the Investor Relations section of our website at www.neutraltandem.com.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility to establish and maintain a system of internal controls over financial reporting, to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of Neutral Tandem, Inc. and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of Deloitte & Touche LLP included in its report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee met and held discussions, together and separately, with management and Deloitte & Touche LLP. Management represented to the Audit Committee that the Company’s audited financial statements for the year ended December 31, 2008 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for 2008.

The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees and Rule 2-07 of Regulation S-X, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, as modified or supplemented, and had discussed with them their independence relating to Neutral Tandem, Inc. In accordance with provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approved all audit and non-audit services performed by Deloitte & Touche LLP.

Based on the Audit Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The Audit Committee has also selected and appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009, subject to stockholder ratification.

The Audit Committee

of the Board of Directors

Lawrence M. Ingeneri, Chairman

Robert Hawk

G. Edward Evans

OTHER MATTERS

Stockholder Proposals and Director Nominations

In addition to any requirements imposed under the Company’s Bylaws, under Rule 14a-8(e) of the Exchange Act, shareholder proposals intended for inclusion in the Company’s 2010 Proxy Statement at next year’s annual meeting must be submitted in writing to the Company to the Office of the Corporate Secretary, at the address below, and must be received by December 23, 2009.

In addition to any requirements imposed under the Company’s Bylaws, any shareholder proposal submitted for consideration at next year’s annual meeting but not submitted for inclusion in the Proxy Statement, including shareholder nominations for or suggestions of candidates for election as directors, that is received by the Company earlier than December 29, 2009, or later than January 28, 2010, will not be considered filed on a timely basis. For such proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For such proposals that are timely filed, the Company retains discretion to vote proxies it receives provided that (1) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

Notice of a proposal must include, as to each matter, (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as it appears on Neutral Tandem’s books, of the stockholder proposing such business, (iii) the class and number of shares of Neutral Tandem’s capital stock which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

Notice of a nomination must include:

(i)	as to each person whom you propose to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of Neutral Tandem which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

(ii)	(A) the name and record address of such stockholder, (B) the class or series and number of shares of capital stock of the Neutral Tandem which are owned beneficially or of record by such stockholder, (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Proponents must submit notices of proposals and nominations in writing to the following address:

Corporate Secretary

Neutral Tandem, Inc.

One South Wacker Drive, Suite 200

Chicago, Illinois 60606

The Corporate Secretary will forward the notices of proposals and nominations to the Nominating and Corporate Governance Committee for consideration.

Cost of Solicitation

Neutral Tandem pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, we have made arrangements with banks, brokers and other holders of record to send proxy materials to you, and we will reimburse them for their expenses in doing so.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE  ▼

A	Proposals — The Board of Directors recommends a vote FOR the listed nominees as Directors and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Rian J. Wren	☐	☐	02 - James P. Hynes	☐	☐	03 - Dixon R. Doll	☐	☐

04 - Peter J. Barris	☐	☐	05 - Robert C. Hawk	☐	☐	06 - Lawrence M. Ingeneri	☐	☐

07 - G. Edward Evans	☐	☐
For Against Abstain
2. To ratify the appointment of Deloitte & Touche LLP as Neutral Tandem’s independent registered public accounting firm.			☐ ☐ ☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢		1 U P X 0 2 1 6 0 0 2	+
<STOCK#>	011AJD

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Neutral Tandem, Inc.

Proxy for Annual Meeting of Stockholders to be held on May 28, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NEUTRAL TANDEM, INC.

The undersigned stockholder of Neutral Tandem, Inc. (“Neutral Tandem”) hereby appoints Rian J. Wren and Robert M. Junkroski, and each of them acting singly, proxies, with full power of substitution, to vote all shares of common stock of Neutral Tandem which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Neutral Tandem, to be held in the Michigan II Room at the UBS Tower located at One North Wacker Drive, Chicago, Illinois 60606, on Thursday, May 28, 2009, beginning at 8:00 a.m., local time, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting dated April 23, 2009 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the Annual Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH PROPOSAL.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSAL, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Please promptly date and sign this proxy and mail it in the enclosed envelope to ensure representation of your shares. No postage need be affixed if mailed in the United States.